Exhibit 99.1

NEWS RELEASE – For Immediate Release

Corporate Contact	Investor Relations

MTS Medication Technologies, Inc.	Porter, LeVay & Rose, Inc.
Michael P. Conroy, CFO	Michael Porter, Investor Relations
Phone: 727-576-6311, Ext. 464	Phone: 212-564-4700
Fax: 727-573-1100	Fax: 212-244-3075
ir@mts-mt.com	plrmail@plrinvest.com

MTS MEDICATION TECHNOLOGIES ANNOUNCES RESULTS FOR THE THIRD QUARTER AND NINE-MONTHS

Revenue Up 18% for the Quarter

ST. PETERSBURG, FLORIDA – February 6, 2008 – MTS Medication Technologies (AMEX:MPP) (www.mts-mt.com) today announced results for the third quarter and nine months ended December 31, 2007.

Third Quarter Results

Net sales for the third quarter increased 18.4% to $14.7 million from $12.4 million in the same period the prior year. Net sales in the U.S. from consumable products and prepackaging equipment in the third quarter increased 11.9% compared with the same period the prior year. Third quarter net sales from OnDemand® and MedLocker™ systems and service contracts increased 37.8%, and net sales in Europe were up 51.5% in the third quarter compared with the prior year.

Net income before preferred stock dividends declined to $611,000 or $.09 per diluted common share from $711,000 or $0.10 per diluted common share in the same period the prior year. In addition, in the prior year’s third quarter, the Company redeemed all its outstanding shares of convertible preferred stock and recorded a one-time constructive dividend of $4.5 million or $0.73 per diluted common share.

Gross margin for the third quarter was 38.3% compared with 38.1% in the same period in the prior year. Although overhead costs related to our automation products and service initiatives increased in the third quarter of this year compared with the same period the prior year, additional product margin contributed by increased sales resulted in a similar gross profit margin in each period.

SG&A expenses for the third quarter were $3.7 million compared with $2.9 million for the same period of the prior year. SG&A expenses increased primarily due to sales and administration costs related to German operations, added personnel costs in the UK, shared-based compensation expenses and additional personnel and personnel related costs in the U.S. In addition, the Company incurred increased costs for consulting services related to our intellectual property and evaluation of new markets.

Operating profit for the third quarter was $1.2 million or 8.1% compared with $1.2 million or 9.9% in the same period the prior year. Operating profit margin declined due to higher SG&A expenses as well as increased depreciation and amortization costs associated with capital expenditures that were made during the current fiscal year.

Nine-Month Results

Net sales for the nine months ended December 31, 2007 increased 18.6% to $43.7 million from $36.8 million in the same period the prior year. Net income before preferred stock dividends increased to $1.9 million, or $.28 per diluted common share, from $1.8 million, or $0.25 per diluted common share, in the prior year. In addition, in the prior year nine-month period, the Company redeemed all its outstanding shares of convertible preferred stock and recorded a one-time constructive dividend of $4.5 million or $0.73 per diluted common share.

Net sales in the U.S. from consumable products and prepackaging equipment, for the nine months ended December 31, 2007, increased 11.8% compared with the same period the prior year. Net sales from OnDemand and MedLocker systems and service contracts increased 49.2%, and net sales in Europe increased 46.9% in the nine months ended December 31, 2007 compared with the same period the prior year.

Gross margin for the nine-month period ended December 31, 2007 was 38.9% compared with 37.9% in the same period the prior year. The increased gross margin resulted primarily from increased product margin resulting from increased net sales. That additional product margin was partially offset by increased overhead expenses primarily related to automation products and service costs.

SG&A expenses for the nine-month period increased to $11.4 million from $9.1 million in the same period the prior year. The increase in SG&A expenses resulted primarily from sales and administration costs related to German operations, added personnel costs in the UK and additional personnel and personnel related costs in the U.S. primarily associated with our automation products and service initiatives.

Operating profit for the nine-month period was $3.7 million or 8.4% compared with $3.1 million or 8.3% in the same period the prior year. Although revenue and gross profit increased during the nine-month period this year compared with the same period the prior year, increased SG&A expenses and depreciation and amortization costs resulted in similar operating margins in each period.

Todd E. Siegel, President and Chief Executive Officer, said, “Our financial results for the third quarter were positively impacted by the continued success we enjoy in Europe. Our U.K. operations are performing up to our expectations and our German operations are exceeding our Fiscal Year 2008 plan, both in terms of revenue and profitability. We believe these strong results in Europe coupled with continued growth in our core long-term care market in the U.S. and the progress of our OnDemand machine initiative with our largest customer, all contribute to a very optimistic outlook for our long term success.”

“We were also pleased to announce earlier this year that we completed a refinancing of our long-term debt and have put in place a revolving line of credit with Wachovia Bank that we believe will provide us with an appropriate amount of borrowing capability to meet our working capital needs as we continue to grow.”

Siegel continued, “In May 2007, we entered into an agreement with our largest customer to provide sixteen OnDemand Express II™ and eight AccuFlex™ machines over an eighteen-month period. To date, we have delivered three Express IIs and three AccuFlex machines to various pharmacy sites throughout the country. Since these machines were delivered, we have worked with our customer to install, train and generally acquaint the pharmacy personnel with the capabilities of the machines, as well as the requirements of the pharmacy to properly operate the machines. In December, we mutually decided to suspend delivery of additional machines and concentrate our efforts on completion of training and development of the acceptance criteria needed to evaluate the six machines that had already been delivered.”

“We are developing a revised delivery schedule for the remaining machines and anticipate completion of deliveries within the eighteen-month period originally announced. In addition, we have developed an appropriate methodology to evaluate the performance of the machines in order for acceptance to be met. Acceptance of the machines by our customer is required in order for us to record the revenue and gross profit associated with each machine.”

Siegel concluded, “We are optimistic that the machines that have been delivered will be accepted in our fourth quarter, which will allow us to record approximately $3 million in revenue and the associated gross profit.”

Fourth Quarter Outlook

The Company’s ability to achieve the financial results for the full fiscal year ending on March 31, 2008 that we previously forecasted will be dependent on the number of OnDemand machines accepted by our largest customer, our ability to sell and install other OnDemand machines and the ongoing costs associated with our automation sales and services.

Notice of Conference Call

Management of the Company will host a conference call Thursday, February 7, 2008 at 8:30 A.M. EST. To access the conference call, please telephone 888-459-5609 and enter 32568259 for the conference ID number. A digital replay will be available and may be accessed by visiting the Company’s web site at www.mts-mt.com.

About the Company

Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication compliance packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements. The Company serves more than 8,000 pharmacies worldwide.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above. Forward-looking statements may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing. In addition, when used in this discussion, the words “anticipates”, “estimates”, “expects”, “intends”, “believes”, “plans” and variations thereof and similar expressions are intended to identify forward-looking statements. In particular, all statements regarding the continuing of any trend or expected sales are forward-looking statements, as is any statement regarding the potential growth of our core business and incremental revenue from our OnDemand and MedLocker products. In particular, there is uncertainty regarding whether the Company’s largest customer will accept a number of OnDemand machines that have been delivered.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  Statements in the Press Release describe factors, among others, that could contribute to or cause such differences.  Other factors that could contribute to or cause such differences include, but are not limited to, unanticipated increases in operating costs, changes in the United Kingdom healthcare regulatory system, labor disputes, customer rejection of any installed OnDemand machine, market acceptance of MedLocker, developments relating to customer initiatives, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, hurricanes, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof.  The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

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MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

ASSETS

	December 31, 2007	March 31, 2007

	(Unaudited)

Current Assets:
Cash	$2,499	$292
Restricted Cash	751	–
Accounts Receivable, Net	7,806	9,194
Inventories, Net	11,827	5,767
Prepaids and Other, Net	2,005	926
Deferred Tax Asset	350	271

Total Current Assets	25,238	16,450
Property and Equipment	7,910	5,344
Goodwill	770	740
Other Intangible Assets	850	808
Other Assets	2,279	2,507

Total Assets	$37,047	$25,849

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable and Accrued Liabilities	$7,605	$7,024
Customer Deposits	3,461	–
Current Maturities of Long-Term Debt	84	2,447
Current Maturities of Related Party Note Payable	190	328

Total Current Liabilities	11,340	9,799

Long-Term Debt, Less Current Maturities	11,961	5,395
Related Party Note Payable, Less Current Maturities	–	106
Other Liabilities	1,011	283
Deferred Tax Liability	576	553

Total Liabilities	24,888	16,136

Stockholders' Equity:
Common Stock	64	62
Capital In Excess of Par Value	9,886	8,736
Accumulated Other Comprehensive Income	329	254
Retained Earnings	2,208	989
Treasury Stock	(328)	(328)

Total Stockholders' Equity	12,159	9,713

Total Liabilities and Stockholders' Equity	$37,047	$25,849

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands; Except Earnings Per Share Amounts)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,

	2007	2006	2007	2006

Net Sales	$14,720	$12,435	$43,658	$36,807

Costs and Expenses:
Cost of Sales	9,075	7,695	26,691	22,857
Selling, General and Administrative	3,738	2,920	11,361	9,123
Depreciation and Amortization	719	594	1,919	1,755

Total Costs and Expenses	13,532	11,209	39,971	33,735

Operating Profit	1,188	1,226	3,687	3,072

Interest Expense	184	67	501	183

Income Before Taxes	1,004	1,159	3,186	2,889

Income Tax Expense	393	448	1,267	1,121

Net Income Before Preferred Stock Dividends	611	711	1,919	1,768

Convertible Preferred Stock Dividends	–	39	–	151

Constructive Dividend on Covertible Preferred Stock	–	4,504	–	4,504

Net Income (Loss) Available to Common Stockholders	$611	$(3,832)	$1,919	$(2,887)

Net Income (Loss) Per Basic Common Share	$0.10	$(0.63)	$0.30	$(0.48)

Net Income (Loss) Per Diluted Common Share	$0.09	$(0.63)	$0.28	$(0.48)

Weighted Average Shares Outstanding - Basic	6,393	6,082	6,324	6,042

Weighted Average Shares Outstanding - Diluted	6,809	6,082	6,763	6,042